Exhibit 99.1

Mark Sexton Resigns from KFx Board to Pursue Negotiations
with the Company Regarding a Potential Transaction

DENVER, November 16, 2004 -- KFx Inc. (Amex: KFX) today announced that Mark S. Sexton, former President and CEO of Evergreen Resources from June 1995 to September 2004 and an independent director of KFx since 1999, is resigning from the Company's Board of Directors effective immediately to pursue new ventures, including a potential joint venture with the Company to develop and finance several new plants for the production of K-Fuel(TM), the Company's patented process for upgrading sub-bituminous coal and lignite into a higher grade, cleaner coal product.

Ted Venners, Chairman and CEO of KFx, said: "We are extremely grateful for the many contributions Mark has made to KFx over the past five years as a member of the Board of Directors. We are pleased that he and his new company, Evergreen Energy Company, LLC, are interested in working with our Company in another capacity."

Mr. Venners noted that there was no assurance that a transaction with Mr. Sexton and his new company will occur. Any such discussions will likely be time consuming and complex and involve a number of significant contingencies.

About KFx

KFx provides solutions to help coal-burning industries increase energy production while meeting emissions standards. The Company's mission is to deploy its patented K-Fuel(TM) technology to transform abundant U.S. reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward Looking Statements

Statements in this news release that relate to a possible joint venture with the Company are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. There is no assurance that any such future joint venture, or similar joint venture, business relationship or financing will be consummated. Any such transactions are subject to significant contingencies, including the uncertainty of obtaining financing and the preparation of legal documentation. Moreover, there is no assurance that the joint venture, if commenced, will be successful and provide financial benefit to the Company. Further, the Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings are available for any reader of this news release to access and study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contacts:

Media:

Jamie Tully

Citigate Sard Verbinnen

212-687-8080

Investors:

Ted Venners

303-293-2992